Exhibit 10.53
SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
     Second Amendment to the Employment Agreement dated as of November 15, 2006 (“Employment Agreement”) by and between CYTOCORE, INC. (“Company”) and DR. AUGUSTO OCANA (“Ocana”). The parties thereto agree as follows:
     1. Commencing on December 1, 2007 Ocana shall be employed by the Company as its President of International Operations. Ocana shall devote a substantial amount of his time and effort to develop a distribution system for the Company’s products in Europe, Latin America and Asia.. Ocana shall identify reputable and experienced European, Latin American and Asian distributors and upon authorization by the Company negotiate the terms of distribution agreements with them, subject to the Company’s approval and execution of such agreements (“Ocana Distributors”). The Ocana Distributors shall be assigned exclusive ‘Areas’ so that the major markets in Europe, Latin America and Asia will be adequately served. The Company shall determine the Areas, transfer pricing and minimum quantities acceptable to the Company to enter into any distribution agreements. Upon execution of the distribution agreements, Ocana shall work with the Ocana Distributors on the Company’s behalf to implement said agreements.
     2. In that capacity, Ocana shall receive the following compensation:
     (a) a commission of 3% of gross revenue received from the Ocana Distributors for Company products sold to them. The Company may terminate any or all of the Ocana Distributors upon the Company’s determination that such Distributor(s) are not producing sufficient sales in its Area, exhibiting poor payment history with the Company or failing to maintain a 35% or greater profit margin on the Company’s sale of its products to such

Distributor(s). In addition, gross sales shall be reduced by refunds, returns or allowances, taxes and bad debts.
     (b) The commission due on the sale of Company products to the Ocana Distributors shall be paid to Ocana during the term of this Agreement including any renewals thereof. Upon the expiration or earlier termination of this Agreement, Ocana shall receive 3% of gross revenue during the 12 months after the expiration or earlier termination date; 2% of gross revenues during the following 12 months after the expiration or earlier termination date of this Agreement and 1% during the third year after the expiration or earlier termination date of this Agreement. 35% of the commissions due Ocana shall be paid upon delivery of products to each Ocana Distributor; the balance shall be paid within 10 days after payment by the Ocana Distributor has cleared. Payment of commissions shall be paid in U.S. Dollars.
     The Company will provide Ocana with the basis upon which the Company has determined his commissions. Ocana may request an audit of such calculation. The Company shall perform such audit, but Ocana will be charged for such expense if the audit determines that the commission paid to Ocana is not less than 95% of the correct commission amount.
     (c) Ocana will work with the Company’s management to identify and appoint distributors of the Company’s products in the United States. Ocana shall receive a commission of 1 and l/2% of gross revenue (as defined above) from the sale of the Company’s products to such distributors for a period of 2 years, commencing on the first sale of the Company’s products to each such United States distributor. Such commission shall be earned upon the reasonable determination of the President of the Company that Ocana’s assistance materially aided in securing the distributor. The United States shall be deemed to be the 50 states, Puerto Rico and U.S. Territories.

     (d) a salary of $10,000 per month, commencing on December 1, 2007. Salary paid hereunder shall be subject to all appropriate federal and state withholding practices of the Company.
     Draws received by Ocana under the Amendment to Employment Agreement dated July 2007 shall continue to be treated as offsets against commissions earned by Ocana from the Ocana Distributors until repaid in full.
     (e) Ocana will participate in any medical, dental, disability, life insurance and other Executive benefit plans of the Company which are made available to other executives of the Company; provided, however, that any such benefits for Company executives as a group may be changed, modified or revoked at the discretion of the Company on not less than 90 days prior written notice.
     (f) Ocana is authorized to incur reasonable, ordinary and necessary business expenses in the performance of his duties hereunder and the Company shall reimburse him, or pay the expenses, in accordance with the policies established by the Company within 30 days of submission of adequate substantiation of such expenses. During the term of this Agreement and any renewal thereof Ocana shall receive an automobile allowance of $550.00 per month.
     (g) During the term of this agreement and any renewal thereof, the Company shall reimburse Ocana for his monthly office rent at Carnegie Center.
     (h) Ocana will be nominated for membership to the Board of Directors of the Company at its next scheduled meeting.
     3. The term of this Agreement shall commence on December 1, 2007 and continue in full force and effect until November 30, 2008 and may be extended for additional 12 month periods upon notice no later than September 30 of each year. Notwithstanding the foregoing, either party may terminate this Agreement upon not less than 60 days prior written notice to the other.
     4. Ocana shall be eligible to receive the following grants of warrants based on performance:
     (a) a warrant to purchase 15,000 shares of common stock of the Company should sales to Ocana Distributors equal or exceed U.S. $20,000,000 during calendar year 2008.
     (b) a warrant to purchase 15,000 shares of common stock of the Company should sales to Ocana Distributors equal or exceed U.S. $40,000,000 during calendar year 2008.
     (c) a warrant to purchase 15,000 shares of common stock of the Company should sales to Ocana Distributors equal or exceed U.S. $40,000,000 during calendar year 2009.
     (d) a warrant to purchase 15,000 shares of common stock of the Company should sales to Ocana Distributors equal or exceed U.S. $60,000,000 during calendar year 2009.
     (e) a warrant to purchase 15,000 shares of common stock of the Company should sales to Ocana Distributors equal or exceed U.S. $60,000,000 during calendar year 2010.
     (f) a warrant to purchase 15,000 shares of common stock of the Company should sales to Ocana Distributors equal or exceed U.S. $90,000,000 during calendar year 2010.
     (g) a warrant to purchase 20,000 shares of common stock of the Company should the closing price of the Company’s common stock exceed $5.00 per share during 30 trading days out of any consecutive 45 trading days.
     (h) a warrant to purchase 20,000 shares of common stock of the Company should the closing price of the Company’s common stock exceed $7.00 per share during 30 trading days out of any consecutive 45 trading days.

     (i) a warrant to purchase 20,000 shares of common stock of the Company should the closing price of the Company’s common stock exceed $10.00 per share during 30 trading days out of any consecutive 45 trading days.
     (j) a warrant to purchase 20,000 shares of common stock of the Company should the closing price of the Company’s common stock exceed $12.00 per share during 30 trading days out of any consecutive 45 trading days.
     The exercise price for each of the warrants shall be fair market value on the date each such warrant may be exercised taking into consideration the restriction on transferability of such shares at the time of exercise.
     5. Ocana hereby confirms his obligation to comply with Sections 6, 7, 8, 9 and 10 of the Employment Agreement and be subject to the exercise by the Company of its remedies as set forth in Section 10 thereof. Notwithstanding the foregoing, the Company will release Ocana from his obligations to comply with the restrictions set forth in Section 7, 8 and 9 of the Employment Agreement by relinquishing his right to receive commissions from the Ocana Distributors, effective on the date Ocana notifies the Company in writing that he elects to be relieved of such compliance obligations.
     6. Any inconsistency between the terms of this Second Amendment and the terms of the Employment Agreement and Amendment shall be resolved in favor of this Second Amendment. Any provision in the Employment Agreement and Amendment which is not inconsistent with the terms of this Second Amendment shall remain in full force and effect. However, Compensation as defined in the Employment Agreement shall only refer to the consideration set forth in this Amendment.

     7. Ocana has entered into this Second Amendment voluntarily and after receiving the advice of and consultation with his attorney. He understands the meaning and consequences to him resulting from his execution of this Second Amendment.
     8. The parties hereto shall jointly issue a press release relating to the change of responsibilities of Ocana.
     9. This Second Amendment shall be governed by and construed under the laws of the State of Illinois.
           IN WITNESS WHEREOF, the parties hereto have set their hands as of this       day of November, 2007.

CYTOCORE, INC.
By:

Dr. Augusto Ocana